SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAP AKTIENGESELLSCHAFT SYSTEME,
ANWENDUNGEN, PRODUKTE IN DER DATENVERARBEITUNG
(Exact name of registrant as specified in its charter)

Federal Republic of Germany (State or other jurisdiction of incorporation or organization)	Inapplicable (I.R.S. employer identification no.)

Neurottstrasse 16
69190 Walldorf
Federal Republic of Germany
(Address, including zip code, of registrant’s principal executive offices)

SAP Stock Option Plan 2002
(Full title of the plan)

Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
302-658-7581
(Name and address including telephone number and area code, of agent for service)

Copies to:

Peter Harwich, Esq. Allen & Overy 1221 Avenue of the Americas New York, NY 10020 (212) 610-6300	Brad C. Brubaker SAP America, Inc. 3999 West Chester Pike Newtown Square, PA 19073

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered	offering price per security	aggregate offering price	registration fee

Ordinary Shares	4,000,000 (1)	$97.02 (2)	$388,067,260	$35,702.19

(1)   Represents the maximum number of Ordinary Shares issuable to U.S. Persons upon the exercise of stock options under the Plan based on shares available for future grants. In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional Ordinary Shares as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the average high and low prices reported on Xetra, the trading system of Frankfurt Stock Exchange on January 10, 2003, converted to U.S. dollars based on a currency translation of Euro 0.9492 per $1.00, the Noon Buying Rate on January 10, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   PLAN INFORMATION.*/

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*/

*/   Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), documents containing the information specified in Part I of Form S-8 will be sent or given to each person resident in the United States who participates in the Plan. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute the Section 10(a) prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, as filed or furnished by SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung, a German stock corporation (the “Company”), with or to the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement and made a part hereof:

     (a)   The Company’s Annual Report on Form 20-F, filed with the Commission on March 28, 2002, for the year ended December 31, 2001;

     (b)   The Company’s Reports of Foreign Private Issuer on Form 6-K, furnished to the Commission on April 3, 2002, April 23, 2002, May 6, 2002, May 28, 2002, July 11, 2002, July 19, 2002, July 30, 2002, August 9, 2002, September 3, 2002, September 30, 2002, October 17, 2002, November 8, 2002 and January 9, 2003; and

     (c)   The description of the Company’s Ordinary Shares contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on May 3, 2001, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent, if any, designated therein, certain reports on Form 6-K furnished by the Company to the Commission subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

A German stock corporation may only indemnify members of its Executive Board or its Supervisory Board in limited circumstances. A German stock corporation may purchase directors’ and officers’ insurance. The Company maintains liability insurance for members of its Supervisory Board and members of its Executive Board in connection with their activities on the Company’s behalf, including against liabilities under the Securities Act and the Exchange Act. With the exception of this liability insurance, there are no statutes, charters, provisions, by-laws, contracts or other arrangements under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.   EXHIBITS.

The following is a list of exhibits filed as part of this Registration Statement:

Exhibit
Number	Exhibit

4.1	Option Terms Applying to the Stock Options with Subscription Rights to Ordinary Shares for the SAP Stock Option Plan 2002.

5.1	Opinion of Michael Junge of the SAP AG Corporate Legal Department as to the validity of the Ordinary Shares covered by this Registration Statement.

23.1	Consent of Michael Junge (included in Exhibit 5.1).

23.2	Disclosure pursuant to Rule 437a in lieu of consent of ARTHUR ANDERSEN Wirtschaftspruefungsgesellschaft Steuerberatungsgesellschaft mbH.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

ITEM 9.   UNDERTAKINGS.

(a)   The Company hereby undertakes:

     (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Walldorf, Germany, on January 15, 2003.

SAP AKTIENGESELLSCHAFT SYSTEME, ANWENDUNGEN, PRODUKTE IN DER DATENVERARBEITUNG

By:	/s/ Henning Kagermann

Name: Prof. Dr. Henning Kagermann Title: Co-Chairman and CEO

By:	/s/ Werner Brandt

Name: Dr. Werner Brandt Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Prof. Dr. Henning Kagermann, Dr. Werner Brandt and Michael Junge, and each of them (with full power in each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent registration statements pursuant to Instruction E of Form S-8 under the Securities Act, and any or all amendments (including post-effective amendments) to this Registration Statement or any such subsequent registration statement, and to file such subsequent registration statements and such amendments, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Titles	Dates

/s/ Hasso Plattner Prof. Dr. h.c. Hasso Plattner	Co-Chairman of the Executive Board (Co-Principal Executive Officer)	January 15, 2003

/s/ Henning Kagermann Prof. Dr. Henning Kagermann	Co-Chairman of the Executive Board (Co-Principal Executive Officer)	January 15, 2003

/s/ Werner Brandt Dr. Werner Brandt	Principal Accounting Officer	January 15, 2003

/s/ Peter Zencke Dr. Peter Zencke	Member of the Executive Board	January 15, 2003

/s/ Claus Heinrich Prof. Dr. Claus Heinrich	Member of the Executive Board	January 15, 2003

/s/ Gerhard Oswald Gerhard Oswald	Member of the Executive Board	January 15, 2003

/s/ Shai Agassi Shai Agassi	Member of the Executive Board	January 15, 2003

/s/ Leo Apotheker Leo Apotheker	Member of the Executive Board	January 15, 2003

/s/ William R. McDermott William R. McDermott	Authorized Representative in the United States	January 15, 2003

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Option Terms Applying to the Stock Options with Subscription Rights to Ordinary Shares for the SAP Stock Option Plan 2002.

5.1	Opinion of Michael Junge as to the validity of the Ordinary Shares covered by this Registration Statement.

23.1	Consent of Michael Junge (included in Exhibit 5.1).

23.2	Disclosure pursuant to Rule 437a in lieu of consent of ARTHUR ANDERSEN Wirtschaftspruefungsgesellschaft Steuerberatungsgesellschaft mbH.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).